United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required In Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Lakeland Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Lakeland Industries, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, June 20, 2018

To Our Stockholders:

WHAT:	Our 2018 Annual Meeting of Stockholders

WHEN:	Wednesday, June 20, 2018, at 10:00 a.m., local time

WHERE:	Hilton Garden Inn 3485 Veterans Memorial Highway Ronkonkoma, NY 11779

PURPOSE:	At this meeting, you will be asked to:

1.	Elect one director to serve for a term of three years or until his successor has been duly elected and qualified;
2.	Increase the authorized number of shares of the Company from 11,500,000 to 21,500,000, consisting of 20,000,000 shares of common stock, par value $0.01 per share, and 1,500,000 shares of preferred stock, par value $0.01 per share;
3.	Ratify the selection of Friedman LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2019;
4.	Approve by non-binding advisory vote the frequency of future advisory votes on executive compensation; and
5.	Transact any other business as may properly come before the Annual Meeting of Stockholders or any adjournments, postponements or rescheduling of the Annual Meeting of Stockholders.

Only stockholders of record at the close of business on April 23, 2018 and owners of restricted stock granted pursuant to our stock plans will receive notice of, and be eligible to vote at, the Annual Meeting of Stockholders or any adjournment thereof. The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

 Your vote is important, regardless of the number of shares you own. Please carefully read the Proxy Statement and the voting instructions on the enclosed proxy card. Whether or not you plan to attend the Annual Meeting of Stockholders, you are respectfully requested by the Board of Directors to sign, date and return the enclosed proxy card promptly in the accompanying postage prepaid envelope if you received this Proxy Statement in the mail, or follow the instructions contained in the Notice of Internet Availability of Proxy Materials to vote on the Internet.

INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting of Stockholders to be held on Wednesday, June 20, 2018 at 10:00 a.m. Pursuant to Securities and Exchange Commission rules we have elected to utilize the “notice and access” option of providing proxy materials to our stockholders whereby we are delivering to all stockholders electronic copies of all of our proxy materials, including a proxy card, as well as providing access to our proxy materials on a publicly assessable website. Lakeland’s Notice of Annual Meeting, Proxy Statement and Annual Report to Stockholders for the fiscal year ended January 31, 2018 are available on the Internet at www.proxyvote.com.

This Notice and Proxy Statement are first being sent or given to stockholders of record on or about May 8, 2018.

Ronkonkoma, New York	By Order of the Board of Directors,
May 8, 2018

Christopher J. Ryan
Secretary

Lakeland Industries, Inc.

3555 Veterans Memorial Highway, Suite C

Ronkonkoma, New York 11779

(631) 981-9700

PROXY STATEMENT

Annual Meeting of Stockholders to be Held on Wednesday, June 20, 2018

GENERAL INFORMATION

This proxy statement and accompanying proxy are being furnished in connection with the solicitation by the Board of Directors (the “Board”) of Lakeland Industries, Inc., a Delaware corporation (“Lakeland,” the “Company,” “we,” “our,” or “us”), of proxies to be used at the annual meeting of stockholders of Lakeland to be held on Wednesday, June 20, 2018 (the “Annual Meeting”), and at any adjournment or postponement thereof. Lakeland will bear the costs of this solicitation. The mailing address of our principal executive offices is Lakeland Industries, Inc., 3555 Veterans Memorial Highway, Suite C, Ronkonkoma, New York 11779. This proxy statement and accompanying proxy are first being sent or given to our stockholders on or about May 8, 2018.

Who may vote

The Board established the close of business on April 23, 2018 as the record date for determining the stockholders of record entitled to notice of and to vote at the Annual Meeting. As of the record date, 8,116,199 shares of common stock were outstanding, which number excludes 12,789 shares of unvested restricted stock that have voting rights and that are held by members of the Board. Each share of common stock entitles the record holder thereof to one vote on each matter brought before the Annual Meeting.

How proxies work

The Board is asking for your proxy. Giving us your proxy means you authorized us to vote your shares at the Annual Meeting in the manner you direct. You may vote or withhold your vote in respect of each of our director nominees. You may also vote for or against each of the other proposals or abstain from voting.

All proxies properly signed will, unless a different choice is indicated, be voted “FOR” the election of the one nominee for director proposed by our Nominating and Corporate Governance Committee, “FOR” the increase in the authorized shares of our common stock, “FOR” the ratification of Friedman LLP as our independent registered public accounting firm for fiscal year ending January 31, 2019, and “FOR” a “three-year” frequency of future advisory votes.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker or bank, you may get material from them asking how you want to vote. Specifically, if your shares are held in the name of your stockbroker or bank and you wish to vote in person at the meeting, you should request your stockbroker or bank to issue you a proxy covering your shares.

If any other matters come before the Annual Meeting or any postponement or adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the card.

Revoking a proxy

You may revoke your proxy at any time before the vote is taken by submitting a new proxy with a later date, by voting via the Internet or by telephone at a later time, by voting in person at the meeting or by notifying Lakeland’s Secretary in writing at the address under “Questions” on page 26.

Attending in Person

Only stockholders, their proxy holders and Lakeland guests, each of which must be properly registered as described in the Notice, may attend the Annual Meeting.

Quorum

In order to carry on the business of the Annual Meeting, we must have a quorum. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares eligible to vote constitutes a quorum. If a share of common stock is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Shares of common stock represented by a properly executed proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

How votes are counted and how are brokers non-votes treated?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “for” votes, “against” votes, abstentions, and broker non-votes.

Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a broker, bank or other nominee has not received voting instructions from the beneficial owner of shares held in “street name” and the broker, bank or other nominee does not have, or declines to exercise, discretionary authority to vote on a particular matter. Brokers, banks or other nominees have discretionary authority to vote shares in the absence of specific instructions on “routine” matters, but will not be allowed to vote your shares without specific instructions with respect to certain “non-routine” matters. Under current Nasdaq Stock Market rules, the proposals to (1) increase the authorized shares of our common stock (Proposal No. 2) and (2) the ratification of the selection of independent registered public accountants (Proposal No. 3) are considered routine and your broker, bank or other nominee will be able to vote on those proposals even if it does not receive instructions from you. However, they do not have discretionary authority to vote on the election of the director (Proposal No. 1), or on the frequency of future advisory votes (Proposal No. 4), which are “non-routine” matters. We, therefore encourage you to provide instructions to your broker, bank or other nominee regarding the voting of your shares.

What vote is required to approve each proposal?

Proposal No. 1, the election of one director requires a plurality vote of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Any shares not voted on the election of one director nominee will have no effect on the outcome of the election.

Proposal No. 2, the increase in the authorized shares of our common stock, requires the affirmative vote of a majority of the shares of our outstanding common stock. If you “abstain” from voting with respect to this proposal, your vote will have the same effect as a vote “against” the proposal.

Proposal No. 3, the ratification of the selection of Friedman LLP as our independent registered public accounting firm, requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. If you “abstain” from voting with respect to this proposal, your vote will have the same effect as a vote “against” the proposal.

Proposal No. 4, the frequency option (one year, two years or three years) receiving the plurality of the votes cast, will be the frequency that has been “approved” by stockholders. Because your vote is advisory, it will not be binding on the Board of Directors of Lakeland. However, the Board will consider the outcome of the vote when determining the frequency of future advisory votes on executive compensation. Abstentions and broker non-votes will have no effect on Proposal No. 4.

How can I find out the results of the voting at the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. Final voting results will be published in the Company’s Current Report on Form 8-K, which the Company is required to file with the Securities and Exchange Commission (“SEC”) within four business days following the conclusion of our Annual Meeting.

Householding of proxy material.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding,” which the SEC has approved. Under this procedure, you may only receive one copy of the Notice of Internet Availability of Proxy Materials and, if applicable, this Proxy Statement and our annual report, for multiple stockholders in your household. Upon written or oral request, we will deliver promptly another copy of the Notice of Internet Availability of Proxy Materials and, if applicable, this Proxy Statement and our annual report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, please contact our Corporate Secretary at Lakeland Industries, Inc., 3555 Veterans Memorial Highway, Suite C, Ronkonkoma, New York, 11779, by mail. If you want to receive separate copies of our proxy statements and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder.

Has the Lakeland Board made a recommendation regarding the matters to be acted upon at the Annual Meeting?

Lakeland Board recommends that you vote “FOR” the election of the one director proposed by the Nominating and Governance Committee (Proposal No. 1), “FOR” the increase in the authorized shares of our common stock (Proposal No. 2), “FOR” the ratification of the selection of Friedman LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2019 (Proposal No. 3) and “FOR” a “three-year” frequency of future advisory votes on executive compensation (Proposal No. 4).

PROPOSAL NO. 1

ELECTION OF DIRECTORS

As permitted by Delaware law, the Board is divided into three classes, the classes being divided as equally as possible and each class having a term of three years. Each year the term of office of one class expires. A director elected to fill a vacancy, including a vacancy resulting from an increase in the number of directors constituting the Board, serves for the remaining term of the class in which the vacancy exists. The Board presently consists of five members, with two directors serving in Class I, one director serving in Class II, and two directors serving in Class III.

Effective as of July 21, 2017, the Board elected Jeffrey Schlarbaum to the Board to serve as a Class II Director to fill the vacancy created by the retirement of the Company’s former director, Stephen M. Bachelder. The Board proposes that Mr. Schlarbaum, whose term expires at the Annual Meeting, be elected as director to serve for a term expiring at the 2021 annual meeting of stockholders or until his successor is duly elected and qualified or until his earlier resignation or removal. Unless otherwise indicated, the enclosed proxy will be voted for the election of Mr. Schlarbaum as nominee, to serve for the term as set forth above. Should the nominee become unable to serve for any reason, which is not anticipated, the Board may designate a substitute nominee, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee. The person nominated by the Board for election has agreed to serve if elected. We have no reason to believe that the Board nominee will be unavailable or, if elected, will decline to serve.

Vote Required

Directors are elected by a plurality of the votes properly cast in person or by proxy at the Annual Meeting. With respect to the election of directors, you may vote “for” or “withhold” authority to vote for the nominee listed below. Any shares not voted “for” the nominee (whether as a result of stockholder withholding or a broker non-vote) will not be counted in the nominee’s favor and will have no effect on the outcome of the election.

NOMINEE DIRECTOR - CLASS II

Term Expiring in 2021

Name	Age	Position	Director Since

Jeffrey Schlarbaum	51	Director	2017

Jeffrey Schlarbaum has served as a director since 2017. He has served as President and Chief Executive Officer of IEC Electronics Corp., a publicly-traded electronic manufacturing company, since February 2015. From February 2013 to June 2013 and from June 2014 to February 2015, Mr. Schlarbaum pursued personal interests. From June 2013 to June 2014, Mr. Schlarbaum served as Chief Operations Officer for LaserMax, Inc., a manufacturer of laser gun sights for law enforcement and the shooting sports community. From October 2010 to February 2013, Mr. Schlarbaum served as President of IEC Electronics Corp. Prior to that, Mr. Schlarbaum served as Executive Vice President and President of Contract Manufacturing of IEC Electronics Corp. from October 2008 to October 2010, Executive Vice President from November 2006 to October 2008 and Vice President, Sales and Marketing from May 2004 to November 2006. Mr. Schlarbaum received a BBA in marketing from National University and an MBA from Pepperdine University. Mr. Schlarbaum’s qualification to serve on our Board include his business education and multiple prior executive positions at a number of companies.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE NOMINEE FOR DIRECTOR

INCUMBENT DIRECTORS - CLASS I

Terms Expiring in 2020

Name	Age	Position	Director Since

Christopher J. Ryan	66	Chief Executive Officer, President,	1986
		Secretary and Director
A. John Kreft	67	Director	2004

Christopher J. Ryan has served as our Chief Executive Officer and President since November 2003, Secretary since April 1991, and a director since May 1986. Mr. Ryan was our Executive Vice President - Finance from May 1986 until becoming our President in November 2003. Mr. Ryan also worked as a Corporate Finance Partner at Furman Selz Mager Dietz & Birney, Senior Vice President-Corporate Finance at Laidlaw Adams & Peck, Inc., Managing-Corporate Finance Director of Brean Murray Foster Securities, Inc. and Senior Vice President-Corporate Finance of Rodman & Renshaw, respectively, between 1983-1991. Mr. Ryan served as a Director of Lessing, Inc., a privately held restaurant chain based in New York, from 1995-2008. Mr. Ryan received his BA from Stanford University, his MBA from Columbia Business School and his J.D. from Vanderbilt Law School. Mr. Ryan’s qualifications to serve on our board include his business and legal education as well as his lengthy experience as a director at our Company and at other companies.

A. John Kreft has served as a director since 2004 and our Chairman of the Board since June 2016. Mr. Kreft has been President of Kreft Interests, a Houston based private investment firm, since 2001. Between 1998 and 2001, he was the Chief Executive Officer of Baker Kreft Securities, LLC, a NASD broker-dealer. From 1996 to 1998, Mr. Kreft was a co-founder and manager of TriCap Partners, a Houston based venture capital firm. From 1994 to 1996, he was employed as a director at Alex Brown and Sons. Mr. Kreft has also held senior positions at CS First Boston, including as a managing director from 1989 to 1994. Mr. Kreft received his MBA from the Wharton School of Business. Mr. Kreft’s qualifications to serve on our board include his extensive capital markets experience with debt and equity financings and bank facilities. In addition, his familiarity with acquisition due diligence and integration issues assists him in his directorship of our company.

INCUMBENT DIRECTORS - CLASS III

Terms Expiring in 2019

Name	Age	Position	Director Since

Thomas J. McAteer	65	Director	2011
James M. Jenkins	53	Director	2015

Thomas J. McAteer has served as a director since 2011. Mr. McAteer has served as Executive Vice President of Management Development and Strategic Initiatives of Suffolk Transportation since March 2013 and Chairman of the Board of New World Medical Network, a private healthcare organization, since 2015. He also served as the Vice Chair of the Board and Chair of the Compensation and Personnel Committee for the Long Island Power Authority since December 2014. He served as the Senior Vice President and Regional Market Head for Aetna's Medicaid Division from March 2007 until March 2013. Prior to joining Aetna Medicaid, Mr. McAteer served as the President and CEO of Vytra Health Plans. In a thirteen year career at Vytra, Mr. McAteer played an executive leadership role in growing Vytra from annual revenues of $70 million in 1993 to over $375 million in 2005. In 2001, Mr. McAteer facilitated the sale of Vytra to HIP Health Plans and, thereafter assumed the additional responsibilities of Executive Vice President for Brand Leadership, as well as joining the Executive Committee of the enterprise. Before joining Vytra, Mr. McAteer served as the Chief Deputy County Executive in Suffolk County, New York and prior to that as the Director of Human Resources for the Metropolitan Transportation Authority. Mr. McAteer's qualifications to serve on our Board include his business experience and multiple prior executive positions.

James M. Jenkins has served as a director since 2016. Mr. Jenkins is a partner at Harter Secrest & Emery LLP, a regional law firm located in New York State.  His practice is focused in the areas of corporate governance and general corporate law matters, including initial and secondary public offerings, private placements, mergers and acquisitions, and securities law compliance. Mr. Jenkins joined the firm in 1989 as an associate and was elected a partner effective January 1, 1997.  He is a Chambers rated attorney and has served as the Chair of the firm's Securities Practice Group since 2001 and served as a member of the firm’s Management Committee from January 2007 to January 2013. He was recently named the Partner in Charge of the firm's New York City office. Mr. Jenkins holds a B.A from Virginia Military Institute and a J.D. from West Virginia University College of Law. Mr. Jenkins previously served on our Board from 2012 to 2015 where he also was a member of our Audit and Corporate Governance Committees. Mr. Jenkins’s qualifications to serve on our Board include his corporate governance experience as well his current business-related experience.

CORPORATE GOVERNANCE

Lakeland operates within a comprehensive plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards.

Director Independence

The standards relied upon by the Board in affirmatively determining whether a director is “independent,” in compliance with NASDAQ and SEC rules, are comprised, in part, of those objective standards set forth in such rules. In addition to these objective standards and in compliance with NASDAQ and SEC rules, no director will be considered independent who has a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgement in carrying out the responsibilities of a director. The Board exercises appropriate discretion in identifying and evaluating any such relationship. The Board, in applying the above-referenced standards and after considering all of the relevant facts and circumstances, has affirmatively determined that the Company’s independent directors are: A. John Kreft, Thomas J. McAteer, James M. Jenkins, and Jeffrey Schlarbaum representing a majority of the members of the Board.

Lakeland’s independent directors meet in executive sessions when deemed necessary, but generally no less than twice a year.

Board and Committee Meetings and Attendance

The Board has three standing committees – the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. Each committee operates under a written charter adopted by the Board and each charter is available without charge on our website at www.lakeland.com under the headings “Investor Relations-Financial Information-Lakeland Board Committee Charters and Governance Guidelines.” Hard copies may also be obtained, without charge, by writing to our Corporate Secretary at Lakeland Industries, Inc., 3555 Veterans Memorial Highway, Suite C, Ronkonkoma, New York 11779.

During the fiscal year ended January 31, 2018, there were seven (7) meetings of the Board; six (6) meetings of the Audit Committee; eight (8) meetings of the Compensation Committee; and two (2) meetings of the Nominating and Governance Committee. Each director attended at least 75% of the aggregate number of meetings of the Board, and the respective committees of which he is a member, during the period for which he was a director during fiscal year ended January 31, 2018.

Audit Committee

As of fiscal year ended January 31, 2018 and as of the record date, the members of our Audit Committee consisted of A. John Kreft (Chairman), James Jenkins and Jeffrey Schlarbaum. Each member of the Audit Committee has been determined by the Board, as reviewed on an annual basis, to meet the standards for independence required of audit committee members by the NASDAQ listing standards and applicable SEC rules. Our Board has determined that Mr. Kreft is an “audit committee financial expert,” within the meaning of applicable SEC rules based upon, among other things, his MBA in finance from the Wharton School of Business, four and a half years’ experience with two “Big 4” accounting firms, eighteen years of investment banking, underwriting and advisory services experience with several brokerage firms such as Credit Suisse and Alex Brown and three years as Chief Executive Officer of a NASD broker dealer. Mr. Kreft has held five levels of security licenses at various times including General Securities Principal.

The formal report of our Audit Committee is included in this proxy statement. The Audit Committee’s responsibilities include, among other things:

•	the oversight of the quality of our consolidated financial statements and our compliance with legal and regulatory requirements;
•	the selection, evaluation and oversight of our independent registered public accountants, including conducting a review of their independence, determining their fees, overseeing their audit work, and reviewing and pre-approving any internal control-related services and permitted non-audit services that may be performed by them;
•	the oversight of annual audit and quarterly reviews, including review of our consolidated financial statements, our critical accounting policies and any material related-party transactions and the application of accounting principles; and
•	the oversight of financial reporting process and internal controls, including a review of the adequacy of our accounting and internal controls and procedures.

Compensation Committee

As of fiscal year ended January 31, 2018 and as of the record date, the members of our Compensation Committee consisted of Thomas McAteer (Chairman), A. John Kreft, and James Jenkins. All members of the Compensation Committee have been determined to meet the applicable NASDAQ and SEC standards for independence. Our Compensation Committee’s role includes setting and administering the policies governing the compensation of executive officers, including cash compensation and equity incentive programs, and reviewing and establishing the compensation of the Chief Executive Officer and other executive officers. Our Compensation Committee’s principal responsibilities, which have been authorized by the Board, are:

•	approving the corporate goals and objectives applicable to the compensation for the Chief Executive Officer, evaluate at least annually the Chief Executive Officer’s performance in light of those goals and objects and determine and approve the Chief Executive Officer’s compensation level based on this evaluation.
•	review and approve other executive officers’ annual base salaries and annual incentive opportunities (after considering the recommendation of our Chief Executive Officer with respect to the form and amount of compensation for executive officers other than the Chief Executive Officer);
•	evaluating the level and form of compensation for Board of Director and committee service by non-employee members of our Board and recommending changes when appropriate;
•	advising the Board on our compensation and benefits matters, including making recommendations and decisions where authority has been granted regarding our equity-based compensation plans and benefit plans generally, including employee bonus and retirement plans and programs; and
•	approving the amount of and vesting of equity awards;
•	evaluating the need for, and provisions of, any employment contracts/severance arrangements for the Chief Executive Officer and other executive officers.
•	review and discuss with management our disclosure relating to executive compensation proposed by management to be included in our proxy statement, recommend that such disclosures be included in our annual report on Form 10-K and proxy statement.

Our Compensation Committee does not delegate any of its responsibilities to other committees or persons. Participation by executive officers in the recommendation or determination of compensation for executive officers or directors is limited to recommendations by our Chief Executive Officer to our Compensation Committee regarding the compensation of executive officers other than with respect to himself and (ii) our Chief Executive Officer’s participation in Board determinations of compensation for the non-employee directors.

Nominating and Governance Committee

As of the fiscal year ended January 31, 2018 and as of the record date, the members of our Nominating and Governance Committee consisted of James Jenkins (Chairman), A. John Kreft, and Thomas McAteer. All of the members of the Nominating and Governance Committee have been determined to meet the applicable NASDAQ and SEC standards for independence. The purpose of the Nominating and Governance Committee is to identify, screen and recommend to the Board qualified candidates to serve as directors, to develop and recommend to the Board a set of corporate governance principles applicable to Lakeland, and to oversee corporate governance and other organizational matters. The Nominating and Governance Committee’s responsibilities include, among other things:

•	reviewing qualified candidates to serve as directors;
•	aiding in attracting qualified candidates to serve on the Board;
•	considering, reviewing and investigating (including with respect to potential conflicts of interest of prospective candidates) and either accepting or rejecting candidates suggested by our stockholders, directors, officers, employees and others;
•	recommending to the full Board nominees for new or vacant positions on the Board and providing profiles of the qualifications of the candidates;
•	monitoring our overall corporate governance and corporate compliance program;
•	reviewing and adopting policies governing the qualification and composition of the Board;
•	reviewing and making recommendations to the Board regarding Board structure, including establishing criteria for committee membership, recommending processes for new Board member orientation, and reviewing and monitoring the performance of incumbent directors;

•	recommending to the Board action with respect to implementing resignation, retention and retirement policies of the Board;
•	reviewing the role and effectiveness of the Board, the respective Board committees and the directors in our corporate governance process; and
•	reviewing and making recommendations to the Board regarding the nature and duties of Board committees, including evaluating the committee charters, recommending appointments to committees, and recommending the appropriate chairperson for the Board.

Director Nomination Procedures

Nominating and Governance Committee will consider individuals recommended by stockholders for nomination as candidates for election to the Board at annual meetings of stockholders. Such suggested nominees will be considered in the context of the Nominating and Governance Committee’s determination regarding all issues relating to the composition of the Board, including the size of the Board, any criteria the Nominating and Governance Committee may develop for prospective Board candidates and the qualifications of candidates relative to any such criteria. The Nominating and Corporate Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. Any stockholder who wants to nominate a candidate for election to the Board must delivery timely notice to our Secretary at our principal executive offices. In order to be timely, the notice must be delivered:

•	in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, although if the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be received not less than 90 days nor more than 120 days prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such meeting, the 10th day following the date public disclosure of the annual meeting was made; and

•	in the case of a special meeting, not less than 90 days nor more than 120 days prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such meeting, the 10th day following the date public disclosure of the special meeting was made.

The stockholder’s notice to the Secretary must set forth:

•	as to each person whom the stockholder proposes to nominate for election as a director
o	the nominee’s name, age, business address and residence address;
o	the nominee’s principal occupation and employment;
o	the class and series and number of shares of each class and series of capital stock of Lakeland which are owned beneficially or of record by the nominee, and any other direct or indirect pecuniary or economic interest in any capital stock of Lakeland held by the nominee, including without limitation, any derivative instrument, swap (including total return swaps), option, warrant, short interest, hedge or profit sharing arrangement, and the length of time that such interest have been held by the nominee; and
o	any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.
•	as to the stockholder giving the notice
o	the stockholder’s name and record address;
o	the class and series and number of shares of each class and series of capital stock of Lakeland which are owned beneficially or of record by the stockholder, and any other direct or indirect pecuniary or economic interest in any capital stock of Lakeland held by the stockholder, including without limitation, any derivative instrument, swap (including total return swaps), option, warrant, short interest, hedge or profit sharing arrangement, and the length of time that such interest have been held by the stockholder;
o	a description of any proxy, contract, arrangement, understanding, or relationship between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder;
o	a representation by the stockholder that the stockholder is a holder of record of stock of Lakeland entitled to vote at such meeting and that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons named in the stockholder’s notice; and
o	any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

A stockholder providing notice of any nomination proposed to be made at an annual meeting or special meeting shall further be required, for such notice of nomination to be proper, to update and supplement the notice, if necessary, so that the information provided or required to be provided in the notice is true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Company not later than five business days after the record date for the meeting in the case of the update and supplement requirement to be made as of the record date, and not later than eight business days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof.

The notice delivered by a stockholder must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. The stockholder must be a stockholder of record on the date on which the stockholder gives the notice described above and on the record date for the determination of stockholders entitled to vote at the meeting.

The Nominating and Governance Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of Lakeland and have an impeccable record and reputation for honesty and ethical conduct in both his or her professional and personal activities. In addition, the Nominating and Governance Committee examines a candidate’s specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, potential conflicts of interest, interpersonal skills and compatibility with the Board, and independence from management and the Company. The Nominating and Governance Committee also seeks to have the Board represent a diversity of backgrounds and experience. The Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

The Nominating and Governance Committee identifies potential nominees through independent research and through consultation with current directors and executive officers and other professional colleagues. The Nominating and Governance Committee looks for persons meeting the criteria above, and takes note of individuals who have had a change in circumstances that might make them available to serve on the Board, for example, retirement as a Chief Executive Officer or Chief Financial Officer of a company. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Nominating and Governance Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration by the committee, the Chairman or another member of the committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Governance Committee requests a resume and other information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering. The Nominating and Governance Committee may also conduct one or more interviews with the candidate, either in person, telephonically or both. In certain instances, Nominating and Governance Committee members may conduct a background check, may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating and Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Interested Party Communications

The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board by mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent our Corporate Secretary at Lakeland Industries, Inc., 3555 Veterans Memorial Highway, Suite C, Ronkonkoma, New York 11779.

All communications received as set forth in the preceding paragraph will be opened by the office of our Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Director Attendance at Annual Stockholder Meetings

We expect that each of our directors attend our annual meetings of stockholders, as provided in our Corporate Governance Guidelines. All of our directors were in attendance at the annual meeting of stockholders held on June 21, 2017.

Corporate Governance Guidelines and Practices

We are committed to good corporate governance practices and as such we have adopted formal Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines may be found on our website at www.lakeland.com under the headings “Investor Relations-Financial Information-Lakeland Board Committee Charters and Governance Guidelines.” Below are some highlights of our corporate governance guidelines and practices:

o	Board Independence. We believe that the Board should be comprised of a majority of independent directors and that no more than two management executives may serve on the Board at the same time. Currently, the Board has five directors: four of whom are independent directors under the applicable Nasdaq Marketplace Rules and one of whom is a current member of management.
o	Board Committees. All of our Board committees consist entirely of independent directors as defined under the applicable Nasdaq Marketplace Rules.
o	Chairman, CEO and Position Separation; Leadership Structure. Although we do not have an official policy requiring separation of the offices of the Chairman of the Board and Chief Executive Officer, we currently have a different person serving in each such role—Mr. John Kreft is our Chairman, and Mr. Christopher J. Ryan is our Chief Executive Officer. The decision whether to combine or separate these positions depends on what our Board deems to be in the long-term interest of stockholders in light of prevailing circumstances. Mr. Kreft has served as Chairman of the Board since June 2016. Mr. Ryan has served as our Chief Executive Officer since November 2003. This arrangement has allowed our Chairman to lead the Board, while our Chief Executive Officer has focused primarily on managing the operations of the Company. The separation of duties provides strong leadership for the Board while allowing the Chief Executive Officer to be the leader of the Company, focusing on its customers, employees, and operations. Our Board believes the Company is well-served by this flexible leadership structure and that the combination or separation of these positions should continue to be considered on an ongoing basis.
o	Independent Advisors. The Board and each committee have the power to hire independent legal, financial or other advisors at any time as they deem necessary and appropriate to fulfill their Board and committee responsibilities.
o	Directors Are Subject to our Code of Conduct. Board members must act at all times in accordance with the requirements of our Code of Conduct. This obligation includes adherence to our policies with respect to conflicts of interest, ethical conduct in business dealings and respect for and compliance with applicable law. Any requested waiver of the requirements of the Code of Conduct with respect to any individual director or executive officer must be reported to, and subject to, the approval of the Board, or the Audit Committee.
o	Board Engagement. The Board has regularly scheduled presentations from our finance and major business operations personnel.
o	No Corporate Loans. Our stock plans and practices prohibit us from making corporate loans to employees for the exercise of stock options or for any other purpose.

Risk Oversight

Management is responsible for the day-to-day management of risks for Lakeland, while our Board, as a whole and through its committees, is responsible for the oversight of risk management. The Board sets our overall risk management strategy and our risk appetite and ensures the implementation of our risk management framework. Specific committees of the Board are responsible for overseeing specific types of risk. Our Audit Committee periodically discusses risks as they relate to the Company’s financial statements, the evaluation of the effectiveness of internal control over financial reporting, compliance with legal and regulatory requirements including Sarbanes-Oxley Act, and related party transactions, among other responsibilities set forth in the Audit Committee’s charter. Our Audit Committee also periodically may review our tax exposures and our internal processes to ensure compliance with applicable laws and regulations. Our Board monitors risks as they may be related to financing matters such as acquisitions and dispositions, our capital structure, credit facilities, equity issuances, and liquidity. Our Compensation Committee establishes our compensation policies and programs in such a manner that our executive officers are not incentivized to take on an inappropriate level of risk. Our Audit Committee Chairman reviews any employee reports regarding suspected violations of our Code of Conduct. Each of our committees of the Board regularly delivers reports to the members of the Board, in order to keep the Board informed about what transpires at committee meetings. In addition, if a particular risk is material or where otherwise appropriate, the full Board may assume oversight over such risk, even if the risk was initially overseen by a committee.

Code of Ethics

The Board adopted our Code of Ethics, as amended, on September 29, 2017that applies to all officers, directors and employees. The Code of Ethics sets forth information and procedures for employees to report ethical or accounting concerns, misconduct or violations of the Code in a confidential manner. The Code of Ethics is available on our website at www.lakeland.com under the headings Investor Relations-Financial Information-Code of Ethics Policy 2017. Amendments to, and waivers from, the Code of Ethics will be disclosed at the same website address provided above and in such filings as may be required pursuant to applicable law or listing standards. We intend to satisfy the disclosure requirement under Item 5.05(c) of Form 8-K regarding certain amendments to, or waivers from a provision of this code of ethics by posting such information on our website at www.lakeland.com under the headings “Investor Relations-Financial Information-Code of Ethics Policy 2017.”

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is an officer or employee of Lakeland, and none of our executive officers serves as a member of a compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee.

DIRECTOR COMPENSATION

Non-employee directors each received $75,000 annually payable to each director plus an additional annual fee of $10,000 for each of the Chairman of the Board and Chairman of the Audit Committee and $5,000 for each other committee chair position held. Three of the independent directors chose to receive a percentage of their compensation in company restricted stock rather than all cash compensation, while one member chose to receive all cash compensation. Since the director choosing to receive restricted stock in lieu of cash is giving up cash for unvested shares, subject to a vesting requirement, the amount of restricted shares awarded is valued at 133% of the cash amount based on the grant date stock price. Non-employee directors also were issued awards of performance-based restricted stock under our 2017 Equity Incentive Plan in an amount of up to 3,623 shares at maximum level. The actual number of shares that will vest at the end of a three-year performance period will be based on the aggregate level of the Company’s EBITDA over the entirety of the three-year period. Members of the Board of Directors are reimbursed for all travel-related expenses to and from meetings of the Board and committees. Directors who are also officers of the Company are not compensated for their duties as directors.

The following table sets forth compensation paid by the Company to non-employee directors during the fiscal year ended January 31, 2018. Disclosure relating to the compensation of Christopher J. Ryan can be found in the “Executive Officer Compensation” section below.

DIRECTOR COMPENSATION - FISCAL 2018

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)		Option Award ($)	Non-Equity Incentive Plan Compen-sation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compen-sation ($)	Total ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)
Stephen M. Bachelder (2)	13,750	--		--	--	--	--	13,750
A. John Kreft	35,126	81,588	(3)	--	--	--	--	116,714
Thomas McAteer	--	103,200	(4)	--	--	--	--	103,200
James Jenkins	40,000	76,600	(5)	--	--	--	--	116,600
Jeffrey Schlarbaum	37,500	50,000	(6)	--	--	--	--	87,500

(1)	Represents the aggregate grant date fair value of restricted stock granted to the director during fiscal year ended January 31, 2018. The amounts in this column do not necessarily correspond to the actual value that will be realized by the director. The assumptions used to calculate the fair value are set forth in the footnotes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2018, as filed with the SEC. In respect of valuing performance-based restricted stock grants, we estimated that the maximum level of shares would vest over a three-year cycle pursuant to our 2017 Equity Incentive Plan based on the stock price at grant date ($13.80 per share), as reflected in the fair value above. The level of award (minimum, target, maximum or cap) and final vesting is based on the Company’s aggregate level of EBITDA over the entirety of the three-year cycle. As of January 31, 2018, stock awards or options (which are determinable in amount) held by independent directors were as follows: (i) Mr. McAteer held 3,565 restricted common shares, (ii) Mr. Kreft held 2,116 restricted common shares, and (iii) Mr. Jenkins held 7,108 restricted common shares, as of that date.

(2)	Mr. Bachelder resigned from the Board on July 21, 2017.
(3)	Mr. Kreft was paid a percentage of his fees in restricted common stock totaling $31,588, subject to two-year vesting, and received a performance-based restricted stock grant of up to 3,623 shares at maximum totaling $50,000.
(4)	Mr. McAteer was paid his fees in restricted common stock totaling $53,200, subject to two-year vesting, and received a performance-based restricted stock grant of up to 3,623 shares at maximum totaling $50,000.
(5)	Mr. Jenkins was paid a percentage of his fees in restricted common stock totaling $26,600, subject to two-year vesting, and received a performance-based restricted stock grant of up to 3,623 shares at maximum totaling $50,000.
(6)	Mr. Schlarbaum received a performance-based restricted stock grant of up to 3,623 shares at maximum totaling $50,000.

PROPOSAL NO. 2 – AMENDMENT TO RESTATED

CERTIFICATE OF INCORPORATION

TO INCREASE THE NUMBER OF AUTHORIZED SHARES

Our Restated Certificate of Incorporation currently authorizes us to issue up to 10,000,000 shares of common stock, par value $0.01 per share, and 1,500,000 shares of our preferred stock, par value $0.01 per share.

Our Board of Directors has approved, subject to stockholder approval, an amendment to our Restated Certificate of Incorporation to increase the authorized number of shares of our common stock from 10,000,000 shares to 20,000,000 shares. Under the amendment, Paragraph (a) of Article FOURTH of the Restated Certificate of Incorporation would read:

“4          The total number of shares of stock which the Corporation shall have authority to issue is 21,500,000 shares, of which 20,000,000 shares shall be Common Stock, par value $0.01 per share, and 1,500,000 shares shall be Preferred Stock, par value $0.01 per share, issuable in series.”

As of April 23, 2018, of the 10,000,000 shares of common stock presently authorized, 8,116,199 shares were issued and outstanding, 5,221 shares were reserved for unvested restricted stock granted under our 2015 Stock Plan, 360,000 shares were reserved for issuance under our 2017 Equity Incentive Plan (of which, as of that date, 7,568 shares were awarded as restricted stock grants, 56,784 shares were awarded as performance-based restricted stock grants determined at maximum, and 6,376 shares were awarded as stock appreciation rights), and 1,518,580 shares were not reserved for any other specific use and were available for future issuances. If our stockholders approve the amendment to our Restated Certificate of Incorporation to increase our authorized shares, we will have 11,518,580 shares of common stock that are not reserved for any specific use and are available for future issuances.

Our Board of Directors believes that the 1,518,580 shares of common stock that are not reserved and which are available for issuance do not provide us with sufficient flexibility to act in a timely manner in meeting future capital needs. We anticipate that we may in the future need to issue additional shares in connection with one or more of the following:

•	acquisitions;
•	strategic investments;
•	corporate transactions, such as stock splits or stock dividends;
•	financing transactions, such as public or private offerings of common stock or convertible securities;
•	incentive and employee benefit plans; and
•	otherwise for corporate purposes that have not yet been identified.

In order to provide our Board of Directors with certainty and flexibility to meet such needs, the Board of Directors believes it is in the best interests of our Company at this time to increase the number of authorized shares of our common stock. No such transactions are currently under consideration by the Board of Directors. If this proposal is not adopted, management believes we will be limited in our ability to effectuate the type of transactions set forth in the bullet points above. Further, if we are unsuccessful in gaining approval for this increase in our authorized shares, and other funding sources are not available to us, our ability to pursue planned expansion activities may be limited or delayed.

If this proposal is adopted, the additional authorized shares of common stock may be issued upon the approval of our Board of Directors at such times, in such amounts, and upon such terms as our Board of Directors may determine, without further approval of the stockholders, unless such approval is expressly required by applicable law, regulatory agencies, or any exchange or quotation service (such as Nasdaq) on which our common stock may then be listed. The ability of our Board of Directors to issue shares from the additional authorized shares will allow the Board, except under the limited circumstances referred to in this paragraph, to perform the functions for which they are currently empowered under our Restated Certificate of Incorporation and by-laws in executing certain transactions, such as acquisitions, investments, or other transactions, pursuant to which such additional authorized shares could be issued without further stockholder approval of the specific transaction.

Our stockholders do not have preemptive rights with respect to future issuances of additional shares of common stock, which means that current stockholders do not have a prior right to purchase any new issue of common stock of our Company in order to maintain their proportionate ownership interest. As a result, the issuance of a significant amount of additional authorized common stock (other than as the result of a stock split or other pro rata distribution to stockholders) would result in a significant dilution of the beneficial ownership interests and/or voting power of each company stockholder who does not purchase additional shares to maintain his or her pro rata interest. As additional shares are issued, the shares owned by our existing stockholders will represent a smaller percentage ownership interest in our Company. For instance, a stockholder who currently owns 100,000 shares of our common stock has 1.2% of our total outstanding shares of common stock. If, however, the proposal is approved and all 10,000,000 of the additional shares of common stock are issued, the stockholder’s 100,000 shares then would represent approximately 0.6% of our total outstanding shares of common stock. In addition, the issuance of additional shares of our common stock could result in a decrease in the trading price of our common stock, depending on the price at which such shares are issued.

Possible Anti-Takeover Effects of the Proposal

Our Board of Directors does not intend or view the proposed increase in the number of authorized shares of our common stock as an anti-takeover measure, but rather, as a means of providing greater flexibility to the Board of Directors as indicated above. Nevertheless, the proposed increase in our authorized shares could enable the Board of Directors to issue additional shares to render more difficult or discourage an attempt by another person or entity to obtain control of our Company, even if the holders of our common stock deem such acquisition of control of our Company to be in their best interests. The issuance of additional shares of common stock in a public or private sale, merger or similar transaction would increase the number of outstanding shares and thereby could dilute the proportionate interest of a party attempting to gain control of our Company. As of the date of this proxy statement, our Board of Directors and our management are not aware of any attempt or plan to takeover or acquire our Company or our common stock, and the proposal to increase the authorized shares of our common stock was not prompted by any takeover or acquisition effort or threat. Other than the amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of our common stock, our Board of Directors does not currently contemplate recommending the adoption of any other proposals or amendments to our Restated Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of our Company.

Required Vote

The affirmative vote of the holders of a majority of the shares of our outstanding common stock is required to adopt this proposal. It will become effective upon the filing of a Certificate of Amendment to Restated Certificate of Incorporation with the Secretary of State of Delaware, which we intend to make as soon as practicable following the completion of the Annual Meeting.

The Board of Directors recommends that our stockholders vote “FOR” approval of the amendment to our Restated Certificate of Incorporation.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF FRIEDMAN LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Friedman LLP (“Friedman”) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending January 31, 2019 and has directed that management submit the selection of Friedman as our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. A representative of Friedman is expected to be present or available by phone at the Annual Meeting and will be available to respond to appropriate questions from our stockholders and will be given an opportunity to make a statement if he or she desires to do so.

Neither our Bylaws nor other governing documents or applicable law require stockholder ratification of the selection of Friedman as our independent registered public accounting firm. However, the Audit Committee seeks to have the selection of Friedman ratified as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Vote Required

The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Friedman. You may vote “for,” “against” or “abstain.” If you “abstain” from voting with respect to this proposal, your vote will have the same effect as a vote “against” this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL

Change in independent registered public accountants

As reported in the Company’s Current Report on Form 8-K filed on July 18, 2016, we engaged Friedman as our independent registered public accountants on July 14, 2016. On the same date, the Company dismissed WeiserMazars (“WeiserMazars”) as its independent registered public accountants, effective immediately. This change of independent registered public accountants was approved by our Audit Committee. WeiserMazars did not issue an audit report on the Company’s financial statements for either of the two most recent fiscal years. During fiscal years ended January 31, 2016 and 2015, and during the subsequent interim period preceding such dismissal, there were no disagreements with WeiserMazars on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of WeiserMazars, would have caused it to make reference to the subject matter of the disagreements in connection with its audit for such years. In addition, during that time there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

Also on July 14, 2016, the Company dismissed Shanghai Mazars Certified Public Accountants (“Shanghai Mazars”), the independent registered public accounting firm for the Company’s China subsidiaries, Lakeland (Beijing) Safety Products Co., Ltd. (“Lakeland Beijing”) and Weifang Lakeland Safety Products Co Ltd. (“Weifang Lakeland”). The decision was approved by the Audit Committee. Shanghai Mazars did not issue an audit report on either Lakeland Beijing’s or Lakeland Weifang’s financial statements for either of the two most recent fiscal years. During fiscal years ended January 31, 2016 and 2015, and during the subsequent interim period preceding such dismissal, there were no disagreements with Shanghai Mazars on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Shanghai Mazars, would have caused it to make reference to the subject matter of the disagreements in connection with its audit reports on the financial statements for such years. In addition, during that time there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors of Lakeland Industries, Inc., describing the Audit Committee’s responsibilities and practices, specifically with respect to matters involving Lakeland’s accounting, auditing, financial reporting and internal control functions. Among other things, the Audit Committee reviews and discusses with management and with Lakeland’s independent registered public accounting firm the results of Lakeland’s year-end audit, including the audit report and audited financial statements. The members of the Audit Committee of the Board are presenting this report for the fiscal year ended January 31, 2018.

The Audit Committee acts pursuant to a written charter. The Nominating and Governance Committee and the Board consider membership of the Audit Committee annually. The Audit Committee reviews and assesses the adequacy of its charter annually. The Audit Committee held five meetings during the fiscal year ended January 31, 2018.

All members of the Audit Committee are independent directors, qualified to serve on the Audit Committee pursuant to the applicable Nasdaq Marketplace Rules. In accordance with its charter, the Audit Committee oversees accounting, financial reporting, internal control over financial reporting, financial practices and audit activities of Lakeland and its subsidiaries. The Audit Committee provides advice, counsel, and direction to management and the independent registered public accounting firm, based on the information it receives from them. The Audit Committee relies, without independent verification, on the information provided by Lakeland and on the representations made by management that the financial statements have been prepared with integrity and objectivity, on the representations of management, and the opinion of the independent registered public accounting firm that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States, or GAAP.

In connection with its review of Lakeland’s audited financial statements for the fiscal year ended January 31, 2018, the Audit Committee reviewed and discussed the audited financial statements with management and discussed with Friedman, Lakeland’s independent registered public accounting firm, the matters required to be discussed by PCAOB standards. The Audit Committee received the written disclosures and the letter from Friedman required by the applicable requirements of the PCAOB and discussed with Friedman its independence from Lakeland. The Audit Committee has also considered whether the provision of certain permitted non-audit services by Friedman is compatible with their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Lakeland’s Annual Report on Form 10-K for its fiscal year ended January 31, 2018 for filing with the SEC.

During fiscal 2018, the Audit Committee met with management and Lakeland’s independent registered public accountants and received the results of the audit examination, evaluations of Lakeland’s internal controls and the overall quality of Lakeland’s financial organization and financial reporting. The Audit Committee also meets at least once each quarter with Lakeland’s independent registered public accountants and management to review Lakeland’s interim financial results before the publication of Lakeland’s quarterly earnings press releases. The Audit Committee believes that a candid, substantive and focused dialogue with the independent registered public accountants is fundamental to the committee’s responsibilities. To support this belief, the Audit Committee meets separately with the independent registered public accountants without the members of management present on at least an annual basis.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Lakeland regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by Lakeland employees, received through established procedures, of concerns regarding questionable accounting or auditing matters. We have established a confidential email and hotline for employees to report violations of Lakeland’s Code of Ethics or other company policies and to report any ethical concerns.

The information contained in this report shall not be deemed “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Lakeland specifically incorporates it by reference into such filing.

The Audit Committee:
A. John Kreft (Chairman)
James Jenkins
Jeffrey Schlarbaum

INDEPENDENT AUDITOR FEE INFORMATION

The Audit Committee appointed Friedman LLP as the independent registered public accounting firm to audit the financial statements for the fiscal year ended January 31, 2018.

Fees billed for services by Friedman LLP during fiscal 2018 and 2017 are as follows:

	Friedman LLP		Friedman LLP
	Fiscal 2018		Fiscal 2017
Audit Fees		$500,000		$320,000
Audit-Related Fees		$35,625		$7,971
Tax Fees	$	-----	$	-----
All Other Fees	$	-----	$	-----
Total		$535,625		$327,971

Audit Fees

Includes fees billed for professional services rendered for audit of our annual financial statements in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and review of financial statements included in our Forms 10-Q and other filings with the SEC.

Audit-Related Fees

Includes certain services that are reasonably related to the performance of the audit or review of Lakeland’s consolidated financial statements.

Tax Fees

Includes tax preparation including audits, quarterly estimates and resolutions of various notices from taxing authorities.

All Other Fees

Includes fees billed for services not classified in any of the above categories.

Audit Committee Pre-Approval Policy

In accordance with applicable laws and regulations, the Audit Committee reviews and pre-approves any non-audit services to be performed by our independent registered public accounting firm to ensure that the work does not compromise their independence in performing their audit services. The Audit Committee generally also reviews and pre-approves all audits, audit related, tax and all other fees, as applicable. In some cases, pre-approval may be provided by the full committee for up to a year and relates to a particular category or group of services and is subject to a specific budget and SEC rules. In other cases, the chairman of the Audit Committee has the delegated authority from the committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee at its next meeting.

EXECUTIVE OFFICERS

Our Executive Officers are appointed by our Board and serve at its discretion. Set forth below is information regarding our current Executive Officers:

NAME	POSITION	AGE
Christopher J. Ryan	Chief Executive Officer, President and Secretary	66
Teri W. Hunt	Chief Financial Officer	56
Charles D. Roberson	Senior Vice President, International Sales	55
Daniel L. Edwards	Senior Vice President Sales North America	51

Mr. Ryan’s biography is included under the heading “Election of Directors.”

Teri W. Hunt has served as our Chief Financial Officer since November 2015 after serving as the Acting Chief Financial Officer of the Company since July 2015. Ms. Hunt has also served as our Vice President of Finance from November 2010 to November 2015, before which time she served as Corporate Controller from November 2005 to November 2010. Prior to joining Lakeland, Ms. Hunt served in multiple operational and financial management positions including Corporate Controller for a privately held yarn manufacturer, TNS Mills.

Charles D. Roberson has served as our Senior Vice President, International Sales since March 2009. Mr. Roberson joined our Company in 2004 as Technical Marketing Manager and later served as International Sales Manager. Prior to joining our Company, Mr. Roberson was employed by Precision Fabrics Group, Inc. as a Market Manager from 1995-2001 and as a Nonwovens Manufacturing Manager from 1991-1995. He began his career as a manufacturing manager for Burlington Industries, Inc. in its Menswear Division from 1985-1991.

Daniel L. Edwards has been our Senior Vice President Sales for North America since March 2017 after most recently serving as our Vice President of USA Sales since March 2013. Mr. Edwards has been employed by us in various capacities since joining Lakeland in 2005, including as our National Accounts Manager and Eastern Regional Sales Manager. Prior to joining our Company, Mr. Edwards was a Senior Market Manager at Precision Fabrics Group, Inc., where he began his career in 1990 and held various roles at that company in manufacturing, technical and quality management.

EXECUTIVE OFFICER COMPENSATION

The Company met the accelerated filer requirements as of the end of the fiscal year ended January 31, 2018 pursuant to Rule 12b-2 of the Securities Exchange Act of 1934, as amended. However, pursuant to Rule 12b-2 and SEC Release No. 33-8876, the Company (as a smaller reporting company transitioning to the larger reporting company system) is not required to satisfy the larger reporting company disclosure requirements until its first quarterly report on Form 10-Q for the fiscal quarter ended April 30, 2018. The following Executive Compensation Overview is not comparable to the “Compensation Discussion and Analysis” that is required of SEC reporting companies that are not smaller reporting companies.

executive compensation overview

Compensation Committee. The Compensation Committee assists the Board in discharging its responsibilities relating to compensation of the Company’s executive officers and supervision of the Company’s stock plans and 401(k) Plans. The Compensation Committee reports to the Board and is responsible for:

▪	Reviewing and recommending the Company’s goals and objectives relevant to executive officer compensation;
▪	Evaluating the executive officers’ performance in light of these goals and objectives;
▪	Approving the compensation for the Chief Executive Officer and other executive officers (after considering the recommendation of our Chief Executive Officer with respect to the form and amount of compensation for executive officers other than the Chief Executive Officer); and
▪	Making recommendations to the Board regarding the management contracts of executive officers when they are proposed or renewed.

Compensation Philosophy and Objectives. The Company seeks to pay its executive officers total compensation that is competitive with other companies of comparable size and complexity. Generally, the types of compensation and benefits provided to the Chief Executive Officer and other executive officers are comparable to those provided to other executive officers of small cap, publicly-traded and similarly sized companies in the industry in which the Company operates.

The compensation policies of the Company are designed to:

▪	Increase stockholder value;
▪	Increase the overall performance of the Company;
▪	Attract, motivate and retain experienced and qualified executives; and
▪	Incentivize the executive officers to achieve the highest level of Company financial performance.

While the Company seeks to maintain competitive compensation arrangements for its executives, it also strongly believes that the competitiveness of the compensation packages should be based on the total compensation achievable by the executive officers and that a portion of that compensation should be linked to the performance of the Company. Accordingly, the executive compensation packages provided to the Chief Executive Officer and the other executive officers are structured to include, among other things and in addition to base salary and benefits, equity incentives. A reasonable portion of the compensation packages for executive officers is in the form of restricted stock grants, which are intended to provide incentives to executive officers to achieve long-term growth in the price of the Company’s common stock and additional annual cash bonus opportunities, which are intended to reward executive officers for meeting annual financial performance goals. Overall compensation levels are set such that, for executive officers to achieve a competitive compensation level, there must be both growth in the market price of the Company’s common stock and growth in the Company’s earnings and revenues. The determination that such goals have been met and merit pay-outs pursuant to the incentive portion of the overall compensation rests with the Compensation Committee.

The Compensation Committee believes that executive officer compensation should seek to align the interests of executives with those of the Company’s stockholders, by seeking to reward long-term growth (not short-term) in the value of the Company’s common stock and to reward the achievement of annual financial goals by the Company. The incentive components of compensation restricted stock grants and annual cash bonuses for executive officers are linked to corporate financial performance. This is intended to keep the executive team focused on the core goal of overall long-term corporate performance.

When setting or recommending compensation levels, the Compensation Committee considers the overall performance of the Company, the individual performance of each of the executive officers, and their individual contributions to and ability to influence the Company’s performance, and also seeks to encourage teamwork amongst the executives. The Compensation Committee believes that the level of total compensation, including base salary, bonus, restricted stock grants and benefits of executives should generally be maintained to compete with other public and private companies of comparable size and complexity. The Compensation Committee bases its determinations on a variety of factors, including the personal knowledge of market conditions that each member of the Compensation Committee has gained in his own experience managing businesses, salary surveys available to the Company, the knowledge of the Chief Executive Officer and other executives as to local market conditions, and information learned regarding the compensation levels at other small cap companies in the industrial apparel industry and other similarly sized businesses. The Compensation Committee periodically evaluates the types and levels of compensation paid by the Company to ensure that it is able to attract and retain qualified executive officers and that their compensation remains comparable to compensation paid to similarly situated executives in comparable companies.

The following describes in more specific terms the elements of compensation that implement the compensation philosophy and objectives described above, with specific reference to compensation earned by the named executive officers for the fiscal year ended January 31, 2018. “Named executive officers” refers to those executive officers named in the Summary Compensation Table that immediately follows this discussion.

Base Salaries. The base salary of each of our named executive officers is fixed pursuant to the terms of their respective employment agreements with us at the time a person initially becomes an executive officer by evaluating the responsibilities of the position, the experience and knowledge of the individual and the competitive marketplace at that time for executive talent, including a comparison to base salaries for comparable positions (considered in the context of the total compensation paid by such companies). Salaries are reviewed from time to time thereafter, generally in connection with the expiration of employment agreements or when other considerations warrant such review in the discretion of the Compensation Committee and Board, considering the foregoing factors as well as the executive’s performance and the other factors considered in setting total compensation described above.

When salary adjustments are considered, they are made in the context of the total compensation for executive officers, consistent with the core principles discussed above. In each case, the participants involved in recommending and approving salary adjustments consider the performance of each executive officer, including consideration of new responsibilities and the previous year’s corporate performance. Individual performance evaluations take into account such factors as achievement of specific goals that are driven by the Company’s strategic plan and attainment of specific individual objectives. The factors impacting base salary levels are not assigned specific weights but are considered as a totality, against the backdrop of the Company’s overall compensation philosophy, and salary adjustments are determined in the discretion of the Compensation Committee and the Board.

Bonuses. The Company has historically made its annual bonuses eligible for executive officers based on corporate performance, as measured by reference to factors which the Compensation Committee believes reflect objective performance criteria over which management generally has the ability to exert some degree of control. The employment agreements for each of the named executive officers contain specific provision as to the determination of annual bonuses, as described under “Narrative to Compensation Table.” The Compensation Committee also considers whether or not bonuses are merited outside of the employment agreements’ terms.

Equity Awards/Restricted Stock Grants. A third component of executive officers’ compensation is grants of restricted shares of common stock issued pursuant to our stock plans then in effect; although the Compensation Committee may consider using other equity-based incentives in the future. The Compensation Committee grants restricted stock to the Company’s executives in order to align their interests with the interests of the stockholders. Restricted stock grants are considered by the Company to be an effective long-term incentive because the executives’ gains are linked to increases in stock value, which in turn provides stockholder gains. Restricted stock was granted to executive officers in accordance with the terms of our 2017 Equity Incentive Plan and 2015 Stock Plan. Restricted stock granted pursuant to the 2015 Plan “cliff” vested at the end of two years, and was subject to the performance evaluation made by the Board in their sole discretion. Restricted stock granted to the executive officers pursuant to the 2015 Plan reflected the significant individual contributions the Compensation Committee expected the executive officers to make to the Company’s operations and implementation of the Company’s development and growth programs, and the amounts of such grants were determined based on the same considerations discussed above in the context of setting salaries and annual bonuses. The number of shares of restricted stock granted pursuant to the 2015 Plan was not tied to a formula or comparable company target ranges, but rather was determined at the end of the two-year performance period by the Board, to be baseline (as opposed to zero or maximum) which then vested with the number of shares allocable at the baseline level. Restricted stock grants to officers pursuant to the 2017 Equity Incentive Plan, which was adopted on June 21, 2017 and replaced the 2015 Plan, vest at the end of a three-year performance period, based on the aggregate level of earnings before interest, taxes, depreciation and amortization, subject to discretionary adjustment for non-recurring items (“EBITDA”), achieved by the Company over the entirety of this three-year period. At the end of the applicable performance period, the number of shares based on minimum, target, maximum or cap EBITDA levels achieved will vest. With respect to future restricted stock grants, the Compensation Committee may set specific performance goals for vesting to be achieved.

Setting Executive Compensation. Base salaries and other compensation for the Chief Executive Officer and other executive officers are set by the Compensation Committee and reflect a number of elements including recommendations by our Chief Executive Officer, Christopher J. Ryan, as to the other executive officers based on evaluation of their performance and the other factors described above. The Compensation Committee works closely with Mr. Ryan in establishing compensation levels for the other executive officers. Mr. Ryan and the individual executive typically engage in discussions regarding the executive’s salary, and Mr. Ryan reports on such discussions and makes his own recommendations to the Compensation Committee. The Compensation Committee will separately discuss with Mr. Ryan any proposed adjustment to his own compensation. The Compensation Committee reports to the Board on all proposed changes in executive compensation after it has formed a view on appropriate adjustments and makes recommendations for consideration of the Board for executive officers other than the Chief Executive Officer. The Compensation Committee sets the compensation level for Mr. Ryan, and, with recommendations from the Board, for the other executive officers. Salary levels and other aspects of compensation for executive officers historically have been set forth in employment agreements.

The Compensation Committee is charged with the responsibility for approving the compensation package for the Chief Executive Officer. The Chief Executive Officer is not present during voting or deliberation on his performance or compensation.

Retirement Benefits. The Company does not provide any retirement benefits to its executive officers, other than matching from time to time a portion of employee contributions to the Company’s 401(k) plan. In August 2009, the Board determined to suspend the Company’s 401(k) match which it reinstated effective as of May 1, 2015.

Employment Agreements. The Company has entered into employment agreements with its executive officers. These employment agreements are described in more detail under the caption “Narrative to Compensation Table” below.

Taxation and Accounting Matters. Section 162(m) of the Internal Revenue Code (the “Code”) may impose a limit on the amount of compensation we may deduct in any one year with respect to certain specified employees. Section 162(m) of the Code, as recently amended, denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to the chief executive officer, the chief financial officer and the three other most highly-paid executive officers of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, under certain circumstances, may be excluded from the deduction limit. We believe that Section 162(m) of the Code will not limit our tax deductions for executive compensation for fiscal year 2018. The Compensation Committee’s policy is to qualify compensation paid to our executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee has the right to authorize compensation that would not otherwise be deductible under Section 162(m) or otherwise.

summary compensation table

The table below sets forth all salary, bonus and other compensation paid to our principal executive officer and each of the two highest paid executive officers other than the principal executive officer (our “named executive officers”) for the fiscal years ended January 31, 2018 and 2017. As used in this Proxy Statement, FY refers to a fiscal year ended January 31. For example, FY18 refers to the fiscal year ended January 31, 2018.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All other Compensation ($)		Total ($)
Christopher J. Ryan	2018	400,000	175,000	(2)	260,000	--	--	36,265	(3)	871,265
Chief Executive Officer	2017	400,000	100,000	(2)	--	--	--	34,500	(3)	534,500
Teri W. Hunt	2018	215,000	35,000	(4)	86,000	--	--	1,600	(5)	337,600
Chief Financial Officer	2017	215,000	17,500	(4)	--	--	--	--		232,500
Charles D. Roberson	2018	215,000	35,000	(6)	86,000	--	--	--		336,000
Sr. VP International Sales	2017	215,000	17,500	(6)	--	--	--	7,200	(7)	239,700

(1)	“Stock Awards” includes the value of restricted stock awarded based on the aggregate grant date fair value of the awards. The assumptions used to calculate the fair value are set forth in Footnote 1 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2018 as filed with the SEC. At grant date, we had estimated that the maximum level of shares would vest over a three-year cycle pursuant to the 2017 Equity Incentive Plan based on the stock price at date of grant ($13.80 per share), as reflected in the fair value above. The amounts in this column do not necessarily correspond to the actual value that will be realized by the named executive officer. The level of award (minimum, target, maximum or cap) and final vesting is based on the Company’s aggregate level of EBITDA over the entirety of the three-year cycle.
(2)	Represents (i) for fiscal 2018, a discretionary performance bonus and, (ii) for 2017, a combined discretionary and contractual performance bonus.
(3)	Represents (i) for fiscal 2018, $26,765 in life insurance premiums paid by the Company and a $9,500 per annum auto allowance and, (ii) for fiscal 2017, $25,000 in life insurance premiums paid by the Company and a $9,500 per annum auto allowance.
(4)	Represents (i) for fiscal 2018, a target bonus and, (ii) for 2017, a discretionary performance bonus.
(5)	Represents a partial year auto allowance.
(6)	Represents (i) for fiscal 2018, a target bonus and, (ii) for 2017, a discretionary performance bonus.
(7)	Represents annual auto allowance.

narrative to summary compensation table

We are party to employment agreements with our named Executive Officers, a summary of the terms of which are set forth below.

Christopher J. Ryan serves as Chief Executive Officer, President and Secretary of the Company. Mr. Ryan also serves as President and Chief Operating Officer or Director and Secretary/Assistant Secretary of all of the Company’s subsidiaries. Mr. Ryan is party to an employment agreement with the Company, dated effective as of April 16, 2010, which agreement automatically renews for successive two year periods, unless notice not to renew is provided by either party pursuant to the terms of the employment agreement. Pursuant to the agreement, Mr. Ryan was paid an annual base salary of $400,000 in each of FY18 and FY17. Mr. Ryan’s base salary has not been increased since February 2, 2006. Pursuant to the agreement, Mr. Ryan is eligible to receive an incentive bonus payment based upon increases in earnings per share (“EPS”) as set by the Compensation Committee, in its discretion, and be paid an annual bonus calculated based upon $3,000 per each penny of EPS over a predetermined amount set by the Board at the beginning of each fiscal year, subject to certain limitations. Mr. Ryan was paid a discretionary performance bonus of $175,000 for FY18 and $100,000 for FY17. The Company granted Mr. Ryan, during fiscal 2018, under the 2017 Equity Incentive Plan, a performance-based award of up to 18,841 restricted shares based on maximum performance level, subject to vesting in fiscal 2021. Mr. Ryan was not granted any restricted stock during fiscal 2017. The Company granted Mr. Ryan, during fiscal 2016, under the 2015 Stock Plan, a performance-based award of up to 7,000 restricted shares based on maximum performance level which vested in fiscal 2018; upon vesting of such award, Mr. Ryan was issued 2,127 of common stock at a baseline level. Mr. Ryan participates in the Company’s benefit plans and is entitled to the benefits available to all other senior executives, including, without limitation, health insurance coverage, disability and life insurance, and an annual car allowance. Pursuant to his employment agreement, Mr. Ryan is subject to non-compete and confidentiality restrictions which, in this case of non-compete, cover the term of his employment and for a period of one year thereafter. Potential payments to Mr. Ryan in connection with any termination or change of control are discussed below under “Potential Payments Upon Termination.”

Teri W. Hunt serves as Chief Financial Officer of the Company. Pursuant to the terms of her employment agreement with the Company, Ms. Hunt’s term of employment is for a period of three years commencing on November 10, 2015 and will expire on November 9, 2018. Ms. Hunt was paid an annual base salary of $215,000 in FY18 and FY17. Pursuant to her agreement, Ms. Hunt is also eligible to receive an annual bonus under an incentive compensation plan as finally determined by the Compensation Committee. The annual bonus is between 80% and 120% of Ms. Hunt’s target bonus amount of $35,000, subject to adjustment from time to time by the Compensation Committee, and calculated based upon the Company’s actual EPS as compared with an EPS target for such year established by the Board of the Company with Ms. Hunt’s input. During fiscal 2018 Ms. Hunt earned a target bonus of $35,000. In fiscal 2017, Ms. Hunt was paid a discretionary performance bonus of $17,500. The Company granted Ms. Hunt, during fiscal 2018, under the 2017 Equity Incentive Plan, a performance-based award of up to 6,232 restricted shares based on maximum performance level, subject to vesting in fiscal 2021. Ms. Hunt was not granted any restricted stock during fiscal 2017. The Company granted Ms. Hunt, during fiscal 2016, under the 2015 Stock Plan, a performance-based award of up to 7,712 restricted shares based on maximum performance level which vested in fiscal 2018; upon vesting of such award, Ms. Hunt was issued 3,224 of common stock at a baseline level. Ms. Hunt participates in Company’s benefit plans and is entitled to the benefits available to all other senior executives, including health insurance coverage, disability and life insurance and receives an annual car allowance. Pursuant to her employment agreement, Ms. Hunt is subject to non-compete and confidentiality restrictions which, in the case of non-compete, cover the term of her employment and for a period of one year thereafter. The potential payments to Ms. Hunt in connection with any termination are discussed below under “Potential Payments Upon Termination.”

Charles D. Roberson serves as our Senior Vice President International Sales. Pursuant to the terms of his employment agreement with the Company, Mr. Roberson’s term of employment is for a period of three years commencing on July 31, 2015 and will expire on July 31, 2018. Mr. Roberson was paid an annual base salary of $215,000 in FY18 and FY17. Pursuant to his agreement, Mr. Roberson is also eligible to receive an annual bonus under an incentive compensation plan as finally determined by the Compensation Committee. The annual bonus is between 80% and 120% of Mr. Roberson’s target bonus amount of $35,000, subject to adjustment from time to time by the Compensation Committee, and calculated based upon the Company’s actual EPS as compared with an EPS target for such year established by the Board of the Company with Mr. Roberson’s input. During fiscal 2018 Mr. Roberson earned a target bonus of $35,000. In fiscal 2017, Mr. Roberson was paid a discretionary performance bonus of $17,500. The Company granted Mr. Roberson, during fiscal 2018, under the 2017 Equity Incentive Plan, a performance-based award of up to 6,232 restricted shares based on maximum performance level, subject to vesting in fiscal 2021. Mr. Roberson was not granted any restricted stock during fiscal 2017. The Company granted Mr. Roberson, during fiscal 2016, under the 2015 Stock Plan, a performance-based award of up to 7,712 restricted shares based on maximum performance level which vested in fiscal 2018; upon vesting of such award, Mr. Roberson was issued 3,142 of common stock at a baseline level. Mr. Roberson participates in Company’s benefit plans and is entitled to the benefits available to all other senior executives, including health insurance coverage, disability and life insurance and an annual car allowance. Pursuant to his employment agreement, Mr. Roberson is subject to non-compete and confidentiality restrictions which, in the case of non-compete, cover the term of her employment and for a period of one year thereafter. The potential payments to Mr. Roberson in connection with any termination are discussed below under “Potential Payments Upon Termination.”

OUTSTANDING EQUITY AWARDS AT FISCAL 2018 YEAR-END

The following table sets forth information with respect to outstanding equity-based awards at January 31, 2018 for our named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Un-exercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout of Unearned Shares, Units or Other Rights that have not Vested ($)(1)
Christopher J. Ryan, CEO	-----	-----	-----	-----	-----	-----	-----	18,841	265,658
Teri W. Hunt, CFO	-----	-----	-----	-----	-----	-----	-----	6,232	87,871
Charles D. Roberson, Sr. VP International Sales	-----	-----	-----	-----	-----	-----	-----	6,232	87,871

(1)	The number of shares and their respective values in this chart reflect the total over the three-year performance period pursuant to the 2017 Equity Incentive Plan based on the stock price as at January 31, 2018 of $14.10, and at the maximum level for the plan. The level of award (minimum, target, maximum or cap) and final vesting is based on the Company’s aggregate level of EBITDA achieved over the entire three-year cycle. Actual total number of shares awarded may be less, and the awards are spread over the three-year vesting period of the plan, not just one, as implied by the chart.

POTENTIAL PAYMENTS UPON TERMINATION

Christopher J. Ryan

Pursuant to the terms of his employment agreement, if Mr. Ryan is terminated by the Company without cause (as defined in the employment agreement) or he terminates his employment for “good reason” (as defined in the employment agreement), the Company is obligated to pay him, (a) within 30 days after the date of termination, his accrued and unpaid annual base salary through the date of termination, and accrued benefits payable under compensation plans, programs or arrangements, and accrued vacation pay (collectively, the “Accrued Obligations”), (b) at the time incentive bonuses are paid to other executives, his pro rata share of the Current Target Bonus (as defined in the employment agreement), if any, payable during the year of his termination, and (c) his base salary and Current Target Bonus as though he had remained in the Company’s employ for the remainder of the Employment Period (as defined in the employment agreement) or for a period beginning on the date of termination and ending two years thereafter, whichever is longer. The Company may elect to make the balance of such payments then remaining in a lump sum discounted to present value. In addition, Mr. Ryan would be entitled to a continuation of his medical and health benefits for a period of two years beginning on the date of termination.

In the event a Triggering Transaction” (defined as a “change of control,” as defined in the employment agreement) occurs during the term of his employment agreement and within four years after the Triggering Transaction, the Company terminates Mr. Ryan without cause or Mr. Ryan terminates his employment for good reason, or if one of the aforementioned terminations occurs within six months prior to the earlier of (i) a Triggering Transaction or (ii) the execution of an agreement which eventually results in a Triggering Transaction, then Mr. Ryan shall be entitled to, as of the date of termination or the date of the Triggering Transaction, as applicable, (i) the Accrued Obligations, (ii) his pro rata share of the Current Target Bonus, if any, payable during the year of his termination, and (iii) a severance amount equal to 3.99 times an amount equal to his then current annual base salary and Current Target Bonus. If any of these payments provided to Mr. Ryan would be subject to the excise tax imposed by Section 4999 of the Code, Mr. Ryan shall be entitled to a Gross-up Payment (as defined in the employment agreement). In addition, all stock options held by Mr. Ryan shall immediately vest and be exercisable.

In the event Mr. Ryan’s employment is terminated as a result of his death or disability (as defined in the employment agreement) or if Mr. Ryan terminates his employment other than for good reason, the employment agreement shall immediately terminate and Mr. Ryan or his representatives or beneficiaries shall be entitled to all Accrued Obligations and all other accrued amounts, if any, to which he is entitled as of the date of termination in connection with any benefits or under any incentive compensation plan or programs.

Teri W. Hunt

Pursuant to the terms of Ms. Hunt’s employment agreement, if Ms. Hunt’s employment is terminated “for cause” (as defined in the employment agreement), her employment agreement would terminate immediately and she would be paid her accrued and unpaid base salary through the date of termination, any annual bonus earned for the year prior to the year of termination but not yet paid and any other employee benefits generally paid by the Company through the date of termination (collectively, the “TH Accrued Obligations”). In the event Ms. Hunt terminates her employment for “good reason” (as defined in the employment agreement) or she is terminated by the Company without cause, Ms. Hunt is entitled to be paid (a) the TH Accrued Obligations, (b) an additional twelve months of her then current base salary payable in equal monthly installments, and (c) a pro rata portion of any annual bonus earned for the year of termination through the date of termination, as determined in good faith by the Compensation Committee. In the event Ms. Hunt is terminated without cause or if she terminates for good reason within 24 months after a change in control (as defined in the employment agreement), the Company is obligated to pay her (a) the TH Accrued Obligations, (b) a lump sum amount equal to 24 months of base salary as in effect at termination or during the year immediately prior to the change in control, whichever is greater, and (c) two times the Target Bonus Amount (as defined in the employment agreement) in effect at termination or the year immediately prior to the change in control, whichever is greater. In the event of Ms. Hunt’s death or disability (as defined in the employment agreement), Ms. Hunt or her beneficiary or estate is entitled to receive the TH Accrued Obligations and a pro-rata portion of her annual bonus, if any, for the year of termination through the date of termination. Ms. Hunt has the right to terminate her agreement at any time on 60 days written notice, in which event she will be entitled to the TH Accrued Obligations.

Charles D. Roberson

Pursuant to the terms of Mr. Roberson’s employment agreement, if Mr. Roberson’s employment is terminated “for cause” (as defined in the employment agreement), his employment agreement would terminate immediately and he would be paid his accrued and unpaid base salary through the date of termination, any annual bonus earned for the year prior to the year of termination but not yet paid and any other employee benefits generally paid by the Company through the date of termination (collectively, the “CR Accrued Obligations”). In the event Mr. Roberson terminates his employment for “good reason” (as defined in the employment agreement) or he is terminated by the Company without cause, Mr. Roberson is entitled to be paid (a) the CR Accrued Obligations, (b) an additional twelve months of his then current base salary payable in equal monthly installments, and (c) a pro rata portion of any annual bonus earned for the year of termination through the date of termination, as determined in good faith by the Compensation Committee. In the event Mr. Roberson is terminated without cause or if he terminates for good reason within 24 months after a change in control (as defined in the employment agreement), the Company is obligated to pay him (a) the CR Accrued Obligations, (b) a lump sum amount equal to 24 months of base salary as in effect at termination or during the year immediately prior to the change in control, whichever is greater, and (c) two times the Target Bonus Amount (as defined in the employment agreement) in effect at termination or the year immediately prior to the change in control, whichever is greater. In the event of Mr. Roberson’s death or disability (as defined in the employment agreement), Mr. Roberson or his beneficiary or estate is entitled to receive the CR Accrued Obligations and a pro-rata portion of his annual bonus, if any, for the year of termination through the date of termination. Mr. Roberson has the right to terminate his agreement at any time on 60 days written notice, in which event he will be entitled to the CR Accrued Obligations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s outstanding common stock as of April 23, 2018, the record date, including shares as to which a right to acquire ownership within 60 days of the record date exists (for example, upon vesting of restricted shares) within the meaning of Rule 13d-3(d)(1) under the Exchange Act of 1934, by: (i) each person who is known by the Company to beneficially own more than 5% of the Common Stock; (ii) each of the named executive officers of the Company; (iii) each director and nominee for director of the Company; and (iv) all directors and executive officers of the Company as a group.

Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to their shares of Common Stock shown as beneficially owned by them and the address for each beneficial owner, unless otherwise noted, is c/o Lakeland Industries, Inc., 3555 Veterans Memorial Highway, Suite C, Ronkonkoma, New York 11779.

Directors and Officers Name	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Christopher J. Ryan	432,250		5.3%
A. John Kreft	34,567	(2)	*
Thomas McAteer	40,190	(3)	*
Teri W. Hunt	3,282		*
Charles D. Roberson	16,570		*
James M. Jenkins	7,108	(4)	*
Jeffrey Schlarbaum	-----		*
All officers and directors as a group (8 persons)	539,705	(5)	6.6%

* Less than 1%

(1)	Table does not include performance-based restricted stock grants under the Company’s 2017 Equity Incentive Plan (performance vesting at end of three years, date of grant July 2017) at minimum, target, maximum or cap, as the number of restricted shares to be awarded is not determinable at the time of grant and the recipients do not have the right to vote or other elements of beneficial ownership until vesting. The unvested shares of restricted stock included in the footnotes are time-based restricted stock grants deemed beneficially owned because the respective holders thereof have the right to vote such shares.
(2)	Includes 2,116 restricted shares issued pursuant to the 2017 Equity Incentive Plan, subject to a two-year vesting period from the date of grant.
(3)	Includes 3,565 restricted shares issued pursuant to the 2017 Equity Incentive Plan, subject to a two-year vesting period from the date of grant.
(4)	Represents 5,221 restricted shares issued pursuant to the 2015 Stock plan and 1,887 restricted shares issued pursuant to the 2017 Equity Incentive Plan, in each case, subject to a two-year vesting period from the date of grant.
(5)	Includes an aggregate of 12,789 restricted shares.

Security Ownership of Certain Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Shares of Common Stock Outstanding

Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	589,502	(6)	7.3%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Bldg #1 Austin, Texas 78746	561,585	(7)	6.9%
Wellington Trust Company, NA 280 Congress Street, Boston, MA 02210	603,439	(8)	7.4%

(6)	Based on the Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2018 by Renaissance Technologies LLC and its majority owner, Renaissance Technologies Holdings Corporation.
(7)	Information obtained from a Schedule 13G/A filed with the SEC on February 09, 2018 by Dimensional Fund Advisors LP. According to the Schedule 13G/A, Dimensional Fund Advisors LP, an investment adviser, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of Lakeland that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of Lakeland held by the Funds. However, all such securities are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(8)	Information obtained from a Schedule 13G/A filed with the SEC on February 8, 2018 by Wellington Trust Company, NA. According to the Schedule 13/A, the securities to which the Schedule 13G/A relates are owned of record by clients of Wellington Trust Company, NA in its capacity as investment adviser, and those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. According to the Schedule 13G/A, no such client is known to have such right or power with respect to more than five percent of this class of securities except as follows: (i) WTC-CTF Micro Cap Equity, and (ii) Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Micro Cap Equity Portfolio.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 (a) of the Exchange Act requires the Company’s directors, officers and beneficial owners of more than 10% of the Common Stock (“Reporting Persons”) to file with the SEC initial reports of ownership of the Company’s equity securities and to file subsequent reports when there are changes in such ownership. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon our review of the copies of all Forms 3, 4 and 5 and amendments to these forms, we believe that all Reporting Persons complied on a timely basis with all filing requirements applicable to them with respect to our fiscal year ended January 31, 2018, except for one Form 4 (reporting one transaction) filed late by Mr. Jenkins and one Form 3 filed late by Mr. Edwards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is the Company’s policy that any material transaction involving our directors, executive officers and any other person that is a “related person” within the meaning of SEC regulations is required to be reported to our Chief Executive Officer. In addition, pursuant to Nasdaq Rule 5630(a), all related party transactions are required to be reported to the Audit Committee, which, with the assistance of legal counsel and such other advisors as it deems appropriate, is responsible for reviewing, approving or ratifying any such related party transaction. The Audit Committee shall approve only those related party transactions that it believes are in, or not inconsistent with, the best interests of the Company. A written policy to this effect has been adopted by our Board.

In addition, the Audit Committee generally conducts an annual review of all such transactions. In addition, every quarter, a report maintained by the Company’s accounting staff is reviewed and approved by the Chief Executive Officer and Chief Financial Officer.

There were no related party transactions entered into, or proposed, for either fiscal year ended January 31, 2018 or January 31, 2017.

STOCKHOLDER PROPOSALS-2019 ANNUAL MEETING

The submission deadline for stockholder proposals to be included in our proxy materials for the 2019 annual meeting of stockholders (the “2019 Annual Meeting”) pursuant to Rule 14a-8 of the Exchange Act is January 8, 2019. All proposals must be received by the Corporate Secretary at Lakeland Industries, Inc., 3555 Veterans Memorial Highway, Suite C, Ronkonkoma, New York 11779 by the required deadline and must comply with all other applicable legal requirements in order to be considered for inclusion in the Company’s 2019 Annual Meeting proxy materials. Any such proposal should be submitted by certified mail, return receipt requested, or other means, including electronic means, that allow the stockholder to prove the date of delivery.

In addition, our Bylaws require that we be given advance notice of stockholder nominations for election to the Board and of other matters which stockholders wish to present for action at an annual meeting of stockholders. The required notice must be delivered to the Secretary of the Company at our principal offices not less than 90 days and not more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. These requirements are separate from and in addition to the SEC requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

Pursuant to our Bylaws, if notice of any stockholder proposal is received prior to February 20, 2019 or after March 22, 2019, the notice will be considered untimely and we are not required to present such proposal at the 2019 Annual Meeting. If the Board chooses to present a proposal submitted prior to February 20, 2019 or after March 22, 2019 at the 2019 Annual Meeting, then the persons named in proxies solicited by the Board for the 2019 Annual Meeting may exercise discretionary voting power with respect to such proposal.

PROPOSAL NO. 4

FREQUENCY OF ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

Lakeland is seeking an advisory vote on the frequency with which say-on-pay votes regarding executive compensation, should be held in the future. The advisory vote is commonly referred to as “say on frequency.” By voting on this Proposal 4, stockholders may indicate whether they prefer an advisory vote on the compensation of our named executive officers every one, two, or three years.

After careful consideration of this Proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for our Company and, therefore, our Board of Directors recommends that you support a frequency period of every three years for the advisory vote on executive compensation.

Stockholders are not voting to approve or disapprove of the Board’s recommendation. Instead, stockholders have four choices with respect to this proposal: one year, two years, three years or abstaining from voting on the proposal. While this vote is advisory and non-binding in nature, it is the intention of the Board of Directors to give careful consideration to the frequency desired by our stockholders as expressed by their vote on this Proposal before determining the action the Board deems most appropriate for Lakeland and its stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR A “THREE YEAR” FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF EXECUTIVE OFFICERS

OTHER MATTERS

The Board knows of no matters other than those described above that have been submitted for consideration at this Annual Meeting. As to other matters, if any, that properly may come before the Annual Meeting, the Board intends that the proxy cards will be voted in respect thereof in accordance with the judgment of the person or persons named thereon.

QUESTIONS

For information about your record holding, call Computershare at (800) 368-5948. We also invite you to visit Lakelands’ Internet site at www.lakeland.com, under the headings Investor Relations-Lakeland SEC Filings and Reports. Internet site materials are for your general information and are not part of this proxy solicitation. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

If you have questions or need more information about the annual meeting write to be address below. Any written notice of revocation, or later dated proxy card, should be delivered to Lakeland Industries, Inc., 3555 Veterans Memorial Highway, Suite C, Ronkonkoma, New York 11779, Attn: Secretary.

Lakeland makes available, free of charge on its website, all of its filings that are made electronically with the Securities and Exchange Commission (“SEC”), including Forms 10-K, 10-Q and 8-K. These filings are also available on the SEC’s website (www.sec.gov). To access these filings, go to our website (www.lakeland.com) and click on the heading Investor Relations-Lakeland SEC Filings and Reports. Copies of Lakeland’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to the Corporate Secretary, Lakeland Industries, Inc., 3555 Veterans Memorial Highway, Suite C, Ronkonkoma, New York 11779.

By Order of the Board of Directors,

Christopher J. Ryan
Corporate Secretary

May 8, 2018

Ronkonkoma, New York

LAKELAND INDUSTRIES, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS annual meeting OF StockHOLDERS – June 20, 2018 AT 10:00 A.M. Local time
CONTROL ID:
REQUEST ID:

The stockholder(s) who sign this proxy card on the reverse side hereby appoint A. John Kreft and Christopher J. Ryan, and each of them, proxies, with full power of substitution for and in their names(s) to vote all the shares of common stock of Lakeland Industries, Inc., a Delaware corporation (the “Company”), the undersigned stockholder is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Wednesday, June 20, 2018 at 10:00 a.m. Local Time at the Hilton Garden Inn, 3485 Veterans Memorial Highway, Ronkonkoma, NY 11779, or at any postponements or adjournments thereof, and instructs said proxies to vote as stated on the reverse side and otherwise in their discretion on any other business that may properly come before and matters incident to the conduct of the meeting or any adjournment of it.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS
If you vote by phone, fax or internet, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
FAX:	Complete the reverse portion of this Proxy Card and Fax to 202-521-3464.
INTERNET:	https://www.iproxydirect.com/LLND
PHONE:	1-866-752-VOTE(8683)

ANNUAL MEETING OF THE STOCKHOLDERS OF LAKELAND INDUSTRIES, INC.			PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proposal 1		à	FOR	WITHHOLD
	Election of a director for a term expiring in 3 years:					Control ID:
	Jeffrey Schlarbaum		☐	☐		REQUEST ID:
Proposal 2		à	FOR	AGAINST	ABSTAIN
	Increase the authorized number of shares of the Company from 11,500,000 to 21,500,000, consisting of 20,000,000 shares of common stock, par value $0.01 per share, and 1,500,000 shares of preferred stock, par value $0.01 per share.		☐	☐	☐

Proposal 3		à	FOR	AGAINST	ABSTAIN
	Ratify the selection of Friedman LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2019.		☐	☐	☐

Proposal 4		à	ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
	Approve by non-binding advisory vote the frequency of future advisory votes on executive compensation.		☐	☐	☐	☐
Proposal 5
Transact any other business as may properly come before the Annual Meeting of Stockholders or any adjournments, postponements or rescheduling of the Annual Meeting of Stockholders.
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING: ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEE FOR DIRECTOR, A VOTE “FOR” PROPOSALS 2 AND 3, AND THE SELECTION OF “THREE YEARS” ON PROPOSAL 4.

MARK HERE FOR ADDRESS CHANGE ☐ New Address (if applicable):

____________________________
____________________________
____________________________

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: ________________________, 2018

_______________________________________________________________
(Print Name of Stockholder and/or Joint Tenant)

_______________________________________________________________
(Signature of Stockholder)

_______________________________________________________________
(Second Signature if held jointly)